Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Announces Successful Completion of $300.9 Million of

Non-Cumulative Perpetual Preferred Stock Offering

SALT LAKE CITY, May 17, 2013 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today that it successfully priced its offering of 300,893 shares ($300,893,000 aggregate liquidation preference) of Series I fixed/floating rate non-cumulative perpetual preferred stock in an underwritten public transaction. The dividend rate was determined through an online modified Dutch auction process administered by Zions Direct, Inc. (“Zions Direct”). The public offering price of each share is equal to the liquidation preference per share, or $1,000.00.

The dividend rate for the fixed rate period, which runs from the issuance date to, but not including, June 15, 2023, is 5.80%. The dividend rate for the floating rate period, which begins on June 15, 2023, will be equal to three-month LIBOR plus a spread of 3.80%.

Of the 300,893 shares to be sold in this offering, 250,000 shares ($250,000,000 aggregate liquidation preference) were sold pursuant to the auction, and 50,893 shares ($50,893,000 aggregate liquidation preference) were sold outside of the auction. Net of commissions and fees, the proceeds to the Company are expected to be approximately $295.6 million.

Zions intends to use the net cash proceeds from this offering for general corporate purposes, which may include the redemption of certain securities.

Deutsche Bank Securities Inc., Goldman, Sachs & Co., Keefe, Bruyette & Woods, Inc., Macquarie Capital (USA) Inc. and Zions Direct served as underwriters and joint book-running managers for the offering. Zions Direct served as the auction service provider.

Zions is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities through nearly 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

ZIONS BANCORPORATION

Press Release – Page 2

May 17, 2013

The shares will be issued pursuant to Zions’ Registration Statement on Form S-3 (No. 333-173299) previously filed by Zions with the Securities and Exchange Commission (the “Commission”). The Registration Statement is effective. Copies of the applicable prospectus supplement and accompanying prospectus relating to the offering may be obtained when available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3988, telephone toll-free: 1-800-503-4611 or by email: prospectus.cpdg@db.com, Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282, telephone toll-free: 1-866-471-2526, facsimile: 212-902-9316 or by email: prospectus-ny@ny.email.gs.com, Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Capital Markets or telephone: 1-800-966-1559, Macquarie Capital (USA) Inc., 125 West 55th Street, New York, NY 10019, Attention: Prospectus Department, by email: us.prospectus@macquarie.com or by telephone: 1-888-268-3937, or by visiting Zions Direct’s auction website at www.zionsdirect.com, or by visiting EDGAR on the Commission’s website at www.sec.gov.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy preferred stock or shares of Zions or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains statements that relate to the projected or modeled performance or condition of Zions and elements of or affecting such performance or condition, including statements with respect to forecasts, opportunities, models, illustrations, scenarios, beliefs, plans, objectives, goals, guidance, expectations, anticipations or estimates, and similar matters. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this press release since such statements involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions; economic, market and business conditions, either nationally, internationally, or locally in areas in which Zions conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and/or determinations; and other factors described in Zions’ most recent annual and quarterly reports. In addition, the statements contained in this press release are based on facts and circumstances as understood by management of the company on the date of this press release, which may change in the future. Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

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